Exhibit 99.2

TrueBlue, Inc.

2008 ASSUMPTIONS

(Unaudited)

2008
Estimate

Branches in operation on June 27, 2008	927
New branches left to open in 2008	0
Revenue growth from acquisitions	16%
Revenue loss from closed branches	(3 - 3.5)%
Reduction in SG&A from branch closures	$12 M
Incremental SG&A from acquisitions	$20 M
Additional SG&A from incremental same branch revenue	10%
Gross Margin	29.5%
Depreciation & Amortization	$19 M
Capital Expenditures	$20 M
Income Tax Rate	35%
Weighted Average Diluted Share Count	43 M

TrueBlue, Inc.

Analysis of Revenue Growth / (Decline)

(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 27,	June 29,	June 27,	June 29,
	2008	2007	2008	2007

Same branch	-10.9%	0.7%	-6.7%	-1.0%
New branches	0.9%	1.0%	1.1%	1.3%
Closed branches	-3.3%	-1.1%	-3.2%	-1.1%
Currency and other	1.1%	0.3%	0.7%	0.2%
Acquisitions within last 12 months	17.8%	2.4%	16.4%	1.3%
Total sales growth	5.6%	3.3%	8.3%	0.7%

TrueBlue, Inc.

Analysis of Year-Over Year Same Branch Revenue Growth / (Decline)

(Unaudited)

Same Branch
Growth / (Decline)
April 2008 same branch sales growth	-8.2%
May 2008 same branch sales growth	-11.2%
June 2008 same branch sales growth	-12.6%

TrueBlue, Inc.

Reconciliation of Net Income to EBITDA

In Thousands

(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 27,	June 29,	June 27,	June 29,
	2008	2007	2008	2007

Net Income	$16,728	$18,774	$25,529	$29,121
Income tax expense	6,903	10,791	11,961	16,739
Income before tax expense	23,631	29,565	37,490	45,860
Interest and other income, net	(1,624)	(2,438)	(3,520)	(5,719)
Income from operations	22,007	27,127	33,970	40,141
Acquisition-related intangibles amortization	1,767	752	3,231	1,198
Depreciation	2,200	2,106	4,644	4,061
EBITDA*	$25,974	$29,985	$41,845	$45,400

*EBITDA is a non-GAAP financial measure.  We believe EBITDA is a useful and relevant measure as it is commonly used by capital markets to value enterprises and assess financial operating results.  Interest, taxes, depreciation, and amortization can vary significantly between companies in part  due to differences in accounting policies, acquisitions, tax strategies, levels of investable assets, levels of indebtedness, and interest rates.  Additionally, EBITDA is considered a reasonable approximation of cash flow and is one of the measures used for determining our debt compliance, rates and capacity.  Due to the reasons listed above, management believes EBITDA is useful information for investors.  However, EBITDA should not be used as a substitute for, and is not superior to, measures of financial performance prepared in accordance with GAAP.  Likewise, the use of EBITDA may not be comparable to similarly titled measures reported by other companies.